Exhibit 99.1

NEWS RELEASE
AFC REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2011;
REAFFIRMS FISCAL 2011 GUIDANCE
ATLANTA, May 25, 2011 — AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes® restaurants, today reported results for its fiscal first quarter which ended April 17, 2011. The Company also reaffirmed its fiscal 2011 guidance and provided a business update on its Strategic Plan.
First Quarter 2011 Highlights Compared to First Quarter 2010:
•	Reported net income was $7.2 million, or $0.28 per diluted share, compared to $5.8 million, or $0.23 per diluted share, last year. Adjusted earnings per diluted share were $0.27 compared to $0.23 in 2010. This improvement was primarily due to stronger same-store sales and lower interest expense. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
•	Global system-wide sales increased 6.9 percent compared to a 2.1 percent increase last year.
•	Global same-store sales increased 3.9 percent compared to a 0.3 percent decrease last year. Domestic same-store sales increased 3.9 percent compared to a 0.4 percent decrease in 2010. According to independent data, in the first quarter 2011, Popeyes same-store sales outpaced the chicken QSR category for the 12th consecutive quarter and the QSR category for the 4th consecutive quarter. International same-store sales increased 4.1 percent compared to a 1.2 percent increase last year.
•	The Popeyes system opened 32 restaurants and permanently closed 14 restaurants, resulting in 18 net openings compared to 5 net openings last year.
•	Operating EBITDA was $13.3 million, at 28.4 percent of total revenue, compared to first quarter 2010 of $13.3 million, at 30.4 percent of total revenue. The decrease in Operating EBITDA as a percent of total revenue was primarily due to investments in general and administrative expenses. Operating EBITDA is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
•	The Company’s free cash flow was $6.9 million, which included $0.5 million of other income, compared to $6.3 million in 2010, which included $0.1 million of other income. The Company used $6.5 million of cash to repurchase 438,288 shares of common stock under the Company’s current Share Repurchase Program. Free cash flow is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
AFC Enterprises Chief Executive Officer Cheryl Bachelder stated, “We delivered another strong quarter of positive results operationally and financially. This growth was primarily driven by global top-line sales momentum from both same-store sales and new unit growth, as we continue to focus on our strategic roadmap. Our restaurants are managing in a tough commodity environment by keeping sales strong, selectively raising prices, and tightly controlling labor. We remain on track to deliver our 2011 goals.”

NEWS RELEASE
Strategic Plan Update
The Company’s Strategic Plan is built on the foundation of the Four Pillars below.
1.	Build the Popeyes Brand
•	In March, Popeyes promoted its signature Butterfly Shrimp Tackle Box featuring 8-pieces of Butterfly Shrimp with Cajun fries and a buttermilk biscuit for only $4.99. This promotion was supported with national media advertising.
•	On March 23, the Popeyes system offered its customer appreciation “Pay Day” promotion for the third consecutive year. This one-day event featured 8-pieces of Popeyes famous Bonafide® chicken for only $4.99.
•	In May, to continue the celebration of Popeyes® spicy and mild bone-in fried chicken beating KFC®‘s Original Recipe® bone-in fried chicken in a national taste test, Popeyes launched a Buy One, Get One free Bonafide® chicken promotion. This Limited Time Offer (“LTO”) featured a free 2-piece meal with the purchase of a 3-piece meal at regular menu price.
•	Starting May 30, Popeyes will promote Wicked Chicken, one of its most successful LTOs and the winner of Nation’s Restaurant News® 2011 Menu Masters Award for best LTO. Supported with national media, this promotion will feature Wicked Chicken, Cajun fries, a buttermilk biscuit, ranch dipping sauce and a mini bottle of TABASCO® Pepper Sauce for only $3.99.
•	International franchisees also continue to successfully leverage marketing strategies of innovation and value, such as “Pay Day”, to drive guests into Popeyes restaurants.
2.	Run Great Restaurants
•	During the first quarter, Popeyes restaurants continued to experience steady improvements in Guest Experience Monitor (“GEM”) scores with “% Delighted” and “Speed of Service” scores both up approximately two percentage points over year end 2010.
•	Since system-wide adoption of Popeyes Speed of Service initiatives, restaurant average weekly drive-thru times have improved significantly, reducing the time by approximately 30 seconds.
•	Popeyes is also implementing measurement tools around core operating systems across the Company’s international markets. At the end of the first quarter, GEM was in place in approximately one third of the Company’s international restaurants.
3.	Strengthen Unit Economics
•	In the first quarter, Popeyes restaurants experienced an approximate 6 percent increase in food costs compared to last year, primarily the result of higher commodity costs. On a full year basis, the Company now expects food costs to increase by 4-5 percent which equates to approximately 150 basis points on restaurant operating profit margins. As previously indicated, management expects these costs to be partially offset by top-line sales growth, additional supply chain cost savings, selective menu pricing and in-restaurant cost controls.

NEWS RELEASE
•	The Company is also focusing on restaurant profitability in its international markets, where food costs are typically higher. Some of the activities include localized product sourcing, regional volume leverage and stronger strategic supplier partnerships. These cost-reducing activities are being implemented to make Popeyes’ restaurant cost structure more competitive around the globe.
4.	Ramp Up New Unit Growth
•	The Company’s global development pipeline for new unit openings continues to strengthen, with both a greater number of projects underway and a more balanced schedule of expected openings throughout the year.
•	Internationally, the Company is now applying the same successful strategic discipline and approach evidenced in the brand’s domestic business. Management expects this will lead to a deliberate and sustainable long-term international growth plan.
First Quarter 2011 Financial Performance Compared to First Quarter 2010
Global system-wide sales increased by 6.9 percent. System-wide sales were comprised of $575.4 million in franchise restaurant sales and $17.6 million in Company-operated restaurant sales.
Global same-store sales increased 3.9 percent compared to a 0.3 percent decrease in 2010. Total domestic same-store sales increased 3.9 percent compared to a 0.4 percent decrease last year. According to independent data, in the first quarter 2011, Popeyes same-store sales outpaced the chicken QSR category for the 12th consecutive quarter and the QSR category for the 4th consecutive quarter.
International same-store sales increased 4.1 percent and represented the 5th consecutive quarter of positive same-store sales. This increase was primarily driven by strong same-store sales in Turkey, Latin America and Canada partially offset by Korea and U.S. military bases abroad.
Total revenues were $46.8 million, compared to $43.8 million last year. This increase was primarily attributable to positive same-store sales and sales from new restaurants opened in 2010.
Company-operated restaurant operating profit (“ROP”) was $3.4 million, or 19.3 percent of sales, compared to $3.2 million, or 19.9 percent of sales, last year. The $0.2 million increase in ROP was primarily due an increase in same store sales of 6.4 percent partially offset by higher food costs as a result of increased commodity costs. Company-operated Restaurant Operating Profit is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
General and administrative expenses were $18.5 million, or 3.1 percent of system-wide sales, compared to $16.8 million, or 3.0 percent of system-wide sales, last year. This increase was primarily attributable to selective investments to support global new restaurant development.
Other income was $0.5 million, primarily due to a net gain on the sale of two real estate properties.

NEWS RELEASE
Operating EBITDA was $13.3 million, at 28.4 percent of total revenue, compared to first quarter 2010 of $13.3 million, at 30.4 percent of total revenue. The decrease in Operating EBITDA as a percentage of total revenue was primarily due to investments in general and administrative expenses, partially offset by revenue from stronger same-store sales. Operating EBITDA is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
Operating profit was $12.5 million, compared to operating profit of $12.2 million last year.
Interest expense, net was $1.1 million, a $1.7 million decrease from 2010. This decrease was primarily due to lower average interest rates under the Company’s new 2010 credit facility, and lower amortization for bank fees and swap settlement charges recognized in first quarter 2010.
Income tax expense was $4.2 million, yielding an effective tax rate of 36.8 percent, compared to an effective tax rate of 38.3 percent in the prior year. The effective rates differ from statutory rates due to tax credits.
Reported net income was $7.2 million, or $0.28 per diluted share, compared to $5.8 million, or $0.23 per diluted share, in 2010. Adjusted earnings per diluted share were $0.27 compared to $0.23 last year. This improvement was primarily due to stronger same-store sales and a decrease in interest expense, net. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
Free cash flow was $6.9 million, which included $0.5 million of other income, compared to $6.3 million in 2010, which included $0.1 million of other income. Free cash flow is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
During the first quarter, the Company repurchased 438,288 shares of its common stock for approximately $6.5 million.
During fiscal year 2011 through May 25, 2011, AFC has repurchased 1,085,036 shares of common stock for approximately $16.2 million. These purchases were made in accordance with the Company’s previous stock repurchase guidance for 2011 of $20-$25 million. As of May 15, 2011, approximately 24.8 million shares of the Company’s common stock were outstanding.
The Popeyes system opened 32 restaurants in the first quarter, which included 11 domestic and 21 international restaurants, compared to 17 openings last year. The Company permanently closed 14 restaurants, resulting in 18 net openings compared to 5 net openings in the first quarter of 2010. The 14 closures in 2011 included 6 domestic and 8 international restaurants.
On a system-wide basis, Popeyes had 1,997 restaurants operating at the end of the first quarter, compared to 1,944 at the end of the first quarter 2010. Total unit count was comprised of 1,587 domestic restaurants and 410 international restaurants in 25 foreign countries and three territories. Of this total, 1,959 were franchised restaurants and 38 were Company-operated restaurants.

NEWS RELEASE
Fiscal 2011 Guidance
The Company reaffirms its expectation that Popeyes global same-store sales growth will be in the range of positive 1.0 to 3.0 percent. This guidance reflects stronger same-store sales in the first half of the year and softer in the second half, as Popeyes restaurants roll over strong same-store sales from the third and fourth quarters of 2010.
Global new openings are still expected to be in the range of 120-140 restaurants. As previously indicated, international new unit openings are expected to remain on pace with 2010 growth of approximately 60 restaurants.
Consistent with previous guidance, the Company projects system-wide unit closings will be in the range of 60-80 restaurants, resulting in 40-80 net openings as compared to 39 net openings in 2010.
The Company continues to expect general and administrative expenses will be in the range of $60-$62 million, at a rate of 3.1-3.2 percent of system-wide sales, among the lowest in the restaurant industry. As previously disclosed, this expense includes $1.0 million for a planned corporate office relocation. Absent this unusual item, general and administrative expenses as a percent of system-wide sales would be 3.0-3.1 percent.
The Company now expects 2011 reported earnings per diluted share will be in the range of $0.87-$0.91, which includes $0.5 million of other income, net, recognized in the first quarter primarily from the sale of two real estate properties; compared to the previous guidance of $0.86-$0.90. The Company continues to expect adjusted earnings per diluted share will be in the range of $0.91-$0.95, compared to $0.86 in 2010. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.” Full year 2011 adjusted diluted earnings per share excludes approximately $1.5 million for the corporate office relocation ($1.0 million for general and administrative expenses and $0.5 million for depreciation and other expenses).

NEWS RELEASE
Conference Call
The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. Eastern Time on May 26, 2011, to review the results of the first quarter 2011. To access the Company’s webcast, go to www.afce.com, select “Investor Information” and then select “AFC Enterprises First Quarter 2011 Earnings Conference Call.” A replay of the conference call will be available for 90 days at the Company’s website or through a dial-in number for a limited time following the call.
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of
April 17, 2011, Popeyes had 1,997 operating restaurants in the United States, Puerto Rico, Guam, and the Cayman Islands and 25 foreign countries. AFC’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. AFC Enterprises can be found at www.afce.com.
AFC Enterprises, Inc. Contact Information
Investor inquiries:
Rebecca Gardy, Director, Finance & Investor Relations
(404) 459-4673 or investor.relations@afce.com
OR
Media inquiries:
Alicia Thompson, Vice President, Popeyes Communications & Public Relations
(404) 459-4572 or popeyescommunications@popeyes.com
TABASCO® is a registered trademark exclusively of McIlhenny Company, Avery Island, LA 70513.
KFC® and Original Recipe® are registered trademarks of KFC Corporation.
Supplemental Financial Information on pages 7 — 14.

NEWS RELEASE
AFC Enterprises, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(In millions, except share data)

ASSETS	4/17/2011	12/26/2010
Current assets:
Cash and cash equivalents	$15.4	$15.9
Accounts and current notes receivable, net	6.4	5.6
Other current assets	2.1	4.3
Advertising cooperative assets, restricted	17.7	16.1

Total current assets	41.6	41.9

Long-term assets:
Property and equipment, net	20.8	21.2
Goodwill	11.1	11.1
Trademarks and other intangible assets, net	46.9	47.0
Other long-term assets, net	2.6	2.7

Total long-term assets	81.4	82.0

Total assets	$123.0	$123.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4.1	$4.8
Other current liabilities	4.9	7.6
Current debt maturities	5.2	4.0
Advertising cooperative liabilities	17.7	16.1

Total current liabilities	31.9	32.5

Long-term liabilities:
Long-term debt	59.5	62.0
Deferred credits and other long-term liabilities	21.0	20.2

Total long-term liabilities	80.5	82.2

Total liabilities	112.4	114.7

Commitments and contingencies
Shareholders’ equity:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized 25,407,161 and 25,685,705 shares issued and outstanding at April 17, 2011 and December 26, 2010, respectively)	0.3	0.3
Capital in excess of par value	110.9	116.4
Accumulated deficit	(100.2)	(107.4)
Accumulated other comprehensive loss	(0.4)	(0.1)

Total shareholders’ equity	10.6	9.2

Total liabilities and shareholders’ equity	$123.0	$123.9

NEWS RELEASE
AFC Enterprises, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(In millions, except per share data)

	16 Weeks Ended
	4/17/2011	4/18/2010
Revenues:
Sales by company-operated restaurants	$17.6	$16.1
Franchise revenues	27.9	26.4
Rent and other revenues	1.3	1.3

Total revenues	46.8	43.8

Expenses:
Restaurant employee, occupancy and other expenses	8.4	7.8
Restaurant food, beverages and packaging	5.8	5.1
Rent and other occupancy expenses	0.8	0.8
General and administrative expenses	18.5	16.8
Depreciation and amortization	1.3	1.2
Other expense (income), net	(0.5)	(0.1)

Total expenses	34.3	31.6

Operating profit	12.5	12.2
Interest expense, net	1.1	2.8

Income before income taxes	11.4	9.4
Income tax expense	4.2	3.6

Net income	$7.2	$5.8

Earnings per common share, basic:	$0.28	$0.23

Earnings per common share, diluted:	$0.28	$0.23

Weighted-average shares outstanding:
Basic	25.4	25.3
Diluted	25.8	25.4

NEWS RELEASE
AFC Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(In millions)

	16 Weeks Ended
	4/17/2011	4/18/2010
Cash flows provided by (used in) operating activities:
Net income	$7.2	$5.8

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1.3	1.2
Asset write downs	0.1	0.1
Net gain on sale of assets	(0.6)	(0.2)
Deferred income taxes	0.5	0.4
Non-cash interest expense, net	0.1	0.8
Provision for credit losses	—	(0.1)
Stock-based compensation expense	0.7	0.6
Change in operating assets and liabilities:
Accounts receivable	(0.9)	0.9
Other operating assets	2.0	(0.5)
Accounts payable and other operating liabilities	(3.2)	(3.3)

Net cash provided by operating activities	7.2	5.7

Cash flows provided by (used in) investing activities:
Capital expenditures	(1.0)	(0.8)
Proceeds from dispositions of property and equipment	0.7	—
Proceeds from notes receivables and other investing activities	0.1	1.7

Net cash provided by (used in) investing activities	(0.2)	0.9

Cash flows provided by (used in) financing activities:
Principal payments - 2005 Credit Facility (term loan)	—	(6.7)
Principal payments - 2010 Credit Facility (term loan)	(1.2)	—
Share repurchases	(6.5)	—
Proceeds from exercise of employee stock options	0.4	—
Other financing activities, net	(0.2)	(0.2)

Net cash used in financing activities	(7.5)	(6.9)

Net (decrease) in cash and cash equivalents	(0.5)	(0.3)
Cash and cash equivalents at beginning of year	15.9	4.1

Cash and cash equivalents at end of the quarter	$15.4	$3.8

NEWS RELEASE

	Q1 Ended	Q1 Ended
Total Same-Store Sales	4/17/11	4/18/10
Company-operated	6.4%	0.2%
Domestic Franchised [a]	3.8%	(0.5%)

Total Domestic	3.9%	(0.4%)
International Franchise [b]	4.1%	1.2%

Total Global	3.9%	(0.3%)
Total Franchised (a and b)	3.8%	(0.3%)

New Unit Openings
Company-operated	—	—
Domestic Franchised	11	5

Total Domestic	11	5
International Franchise	21	12

Total Global	32	17

Unit Count
Company-operated	38	37
Domestic Franchised	1,549	1,533

Total Domestic	1,587	1,570
International Franchise	410	374

Total Global	1,997	1,944

NEWS RELEASE
Management’s Use of Non-GAAP Financial Measures
Company-operated restaurant operating profit margins, Operating EBITDA, free cash flow and adjusted earnings per diluted share are supplemental non-GAAP financial measures. The Company uses Company-operated restaurant operating profit margins, Operating EBITDA, free cash flow and adjusted earnings per diluted share, in addition to net income, operating profit and cash flows from operating activities, to assess its performance and believes it is important for investors to be able to evaluate the Company using the same measures used by management. The Company believes these measures are important indicators of its operational strength and performance of its business because they provide a link between profitability and operating cash flow. Company-operated restaurant operating profit margins, Operating EBITDA, free cash flow and adjusted earnings per diluted share as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. In addition, Company-operated restaurant operating profit margins, Operating EBITDA, free cash flow and adjusted earnings per diluted share: (a) do not represent net income, cash flows from operations or earnings per share as defined by GAAP; (b) are not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered as an alternative to net income, earnings per share, operating profit, cash flows from operating activities or other financial information determined under GAAP.
Adjusted Earnings per Diluted Share: Calculation and Definition
The Company defines Adjusted Earnings for the periods presented as the Company’s reported Net Income after adjusting for certain non-operating items consisting of (i) other expense (income), net (which for first quarter 2011 includes $0.6 million for net gain on sales of assets partially offset by $0.1 million for impairments and disposals of fixed assets; for first quarter 2010 includes $0.2 million net gain on the sale of assets partially offset by $0.1 million related to impairments and disposals of fixed assets, and for fiscal 2010 includes $0.7 million for impairments and disposals of fixed assets partially offset by $0.5 million for net gain on sales of assets, and (ii) the interest expense associated with the credit facility refinancing in fiscal 2010, (iii) the tax effect of these adjustments at the effective statutory rates, and (iv) the tax audit benefit in fiscal 2010. Adjusted Earnings per Diluted Share provides the per share effect of Adjusted net income on a diluted basis. The following table reconciles on a historical basis first quarter 2011, first quarter 2010, and fiscal year 2010 the Company’s Adjusted Earnings per Diluted Share on a consolidated basis to the line on its condensed consolidated statement of operations entitled Net Income, which the Company believes is the most directly comparable GAAP measure on its condensed consolidated statement of operations to Adjusted Earnings per Diluted Share.

(in millions, except per share data)	Q1 2011	Q1 2010	FY 2010

Net income	$7.2	$5.8	$22.9
Other expense (income), net	$(0.5)	$(0.1)	$0.2
Interest expense associated with credit facility	—	—	$0.6
Tax effect	$0.2	$0.1	$(0.3)
Tax audit benefit	—	—	$(1.4)
Adjusted net income	$6.9	$5.8	$22.0
Adjusted earnings per diluted share	$0.27	$0.23	$0.86
Weighted-average diluted shares outstanding	25.8	25.4	25.5

NEWS RELEASE
Operating EBITDA: Calculation and Definition
The Company defines Operating EBITDA as “earnings before interest expense, taxes, depreciation and amortization, and other expenses (income), net”. The following table reconciles on a historical basis for first quarter 2011 and first quarter 2010, the Company’s earnings before interest expense, taxes, depreciation and amortization, and other expenses (income), net (“Operating EBITDA”) on a consolidated basis to the line on its condensed consolidated statement of operations entitled Net Income, which the Company believes is the most directly comparable GAAP measure on its condensed consolidated statement of operations to Operating EBITDA.

(dollars in millions)	Q1 2011	Q1 2010

Net income	$7.2	$5.8
Interest expense, net	$1.1	$2.8
Income tax expense	$4.2	$3.6
Depreciation and amortization	$1.3	$1.2
Other expenses (income), net	$(0.5)	$(0.1)
Operating EBITDA	$13.3	$13.3
Total Revenues	$46.8	$43.8
Operating EBITDA as a percentage of Total Revenues	28.4%	30.4%

NEWS RELEASE
Free Cash Flow: Calculation and Definition
The Company defines Free Cash Flow as net income plus depreciation and amortization, plus stock-based compensation expense, minus maintenance capital expenses (which includes: for first quarter 2011 $0.6 million in Company restaurant reimages, $0.2 million of information technology projects and $0.2 million in other capital assets to maintain, replace and extend the lives of Company-operated restaurant facilities and equipment; and for first quarter 2010 $0.5 million in restaurant reimage projects and approximately $0.3 million in other capital assets to maintain, replace and extend the lives of Company-operated restaurant facilities, equipment and other corporate office assets) and mandatory debt repayments.
The following table reconciles on a historical basis for the first quarter 2011 and first quarter 2010, the Company’s Free Cash Flow on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its condensed consolidated statement of operations to Free Cash Flow.

(dollars in millions)	Q1 2011	Q1 2010

Net income	$7.2	$5.8
Depreciation and amortization	$1.3	$1.2
Stock-based compensation expense	$0.7	$0.6
Maintenance capital expenses	$(1.0)	$(0.8)
Mandatory debt payments	$(1.3)	$(0.5)
Free cash flow	$6.9	$6.3
Total Revenue	$46.8	$43.8
Free cash flow as a percentage of Total Revenue (Free cash flow margin)	14.7%	14.4%

NEWS RELEASE
Company-Operated Restaurant Operating Profit: Calculation and Definition
The Company defines Company-Operated Restaurant Operating Profit as sales by Company-operated restaurants minus restaurant employee, occupancy and other expenses minus restaurant food, beverages and packaging as a percentage of sales by Company-operated restaurants. The following table reconciles on a historical basis for first quarter 2011 and first quarter 2010, Company-Operated Restaurant Operating Profit to the line item on its consolidated statement of operations entitled sales by Company-operated restaurants, which the Company believes is the most directly comparable GAAP measure on its condensed consolidated statement of operations to Company-Operated Restaurant Operating Profit:

(dollars in millions)	Q1 2011	Q1 2010

Sales by Company-operated restaurants	$17.6	$16.1
Restaurant employee, occupancy and other expenses	$8.4	$7.8
Restaurant food, beverages and packaging	$5.8	$5.1
Company-operated restaurant operating profit	$3.4	$3.2
Company-operated restaurant operating profit margins as a percentage of sales by Company-operated restaurants	19.3%	19.9%
Forward-Looking Statement: Certain statements in this release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this press release include discussions regarding the Company’s planned implementation of its strategic plan, discussions regarding the Company’s planned use of cash for fiscal 2011 including investments in its core business, share repurchases, and debt repayments, projections and expectations regarding same-store sales for fiscal 2011 and beyond, the Company’s ability to improve restaurant level margins, guidance for new restaurant openings and closures, and the Company’s anticipated 2011 and long-term performance, including projections regarding general and administrative expenses, and net earnings per diluted share, and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, continued disruptions in the financial markets, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our credit facility, our ability to comply with the repayment requirements, covenants, tests and restrictions contained in our credit facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, effects of volatile gasoline prices, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2010 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.
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